Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated February 4, 2013, relating to the financial statements of Barstow Production Water Solutions, LLC, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

February 4, 2013